Metalico, Inc.

FOR IMMEDIATE RELEASE

METALICO REPORTS SOLID SECOND QUARTER

CRANFORD, NJ, August 6, 2007 – Metalico, Inc. (AMEX: MEA), a scrap metal recycler and lead products fabricator, today announced 2007 Second Quarter sales of $67 million, up 17% over sales of $57 million for the comparable quarter in the prior year.

Net income in the quarter rose 22% to $3.8 million or $0.14 per share, compared to net income of $3.1 million or $0.12 per share, a 17% increase over the quarter ended June 30, 2006. Income from continuing operations was $3.68 million, virtually unchanged from $3.62 million in the quarter ended June 30, 2006.

Revenues and net income for the six months ended June 30, 2007 reached all-time highs of $118,517,000 and $6,854,000, respectively, compared to $104,539,000 and $5,944,000 for the first six months of 2006. Earnings per share for the six months ended June 30, 2007 increased to $0.26 per share, compared to $0.23 per share, an increase of 13% from the six months ended June 30, 2006.

EBITDA (defined below) for the six months and quarter ended June 30, 2007 were $14,246,000 and $7,810,000, respectively, gains of $540,000 (4%) and $51,000 (1%) over the comparable prior-year periods. EBITDA for the six months and quarter ended June 30, 2006 was $13,706,000 and $7,759,000, respectively.

The Company defines EBITDA as earnings before interest, income taxes, stock-based compensation, depreciation, amortization, other income and expense and discontinued operations. EBITDA is considered non-GAAP financial information and a reconciliation of net income to EBITDA is included in the attached financial tables. Metalico’s results for all periods have been adjusted for its sale of the assets of its Gulf Coast Recycling subsidiary in May of 2006.

During the second quarter, Metalico’s scrap metal segment experienced year-over-year unit volume increases of approximately 3% for ferrous while non-ferrous metals remained constant. The segment was impacted by gross margin compression related to flat volumes and increased competition for a finite supply of scrap.

The company’s lead fabrication segment experienced a decrease in sales volumes of approximately 18% year-over-year but saw pricing soar by 30% to an all-time record. Per-unit sales prices rose for non-ferrous metals while ferrous pricing declined sequentially end year-over-year.

“Although the second quarter was marked by flat to declining unit volumes across both segments, we benefited from solid non-ferrous pricing and particularly from record lead selling prices,” said Carlos E. Agüero, Metalico’s Chief Executive Officer. “Our solid operating results in a challenging environment once again demonstrates that our strategy of a diverse mix of metals mitigates some of the volatility in the commodity metal market.”

Commenting on recent activities, Mr. Agüero said “the last few months have been an extremely busy but productive period for Metalico. Since the start of April we have purchased four companies with combined annualized revenues of approximately $125 million and diversified into a new platform location in Akron, Ohio. We closed on a $37 million private placement, and a $50 million secured term loan and renewed and expanded our secured credit facility to $85 million.

“Thanks to the dedication and commitment of Metalico employees, our out-source service professionals and our financing partners both on the debt and equity side, we have positioned Metalico for continued participation in the ongoing consolidation of the scrap metal industry.”

Shareholders’ equity finished the second quarter at $115.7 million, an increase of $41.9 million from December 31, 2006. The increase resulted from earnings during the first half of 2007 and a private equity offering that netted $34.2 million after fees and expenses.

During the quarter just ended, the Company completed the conversion of all of its preferred stock to common. As of August 3, 2007, Metalico had 31,622,122 common shares issued and outstanding.

Metalico, Inc. is a rapidly growing holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates eleven recycling facilities through New York, Pennsylvania, Ohio and New Jersey and five lead fabrication plants in Alabama, Illinois, Nevada, and California. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

Forward-looking Statements

This news release also contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to commodity pricing. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East
Cranford, NJ 07016
(908) 497-9610
Fax: (908) 497-1097
www.metalico.com

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METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)
($ thousands, except per share data)

	Three	Three	Six	Six
	Months Ended	Months Ended	Months Ended	Months Ended
Selected Income Statement Data:	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Revenue	$66,765	$57,308	$118,517	$104,539

Costs and expenses:
Operating expenses	54,957	46,126	96,719	84,463
Selling, general & administrative expenses	4,202	3,511	7,901	6,544
Depreciation & amortization	1,179	988	2,276	1,939

	60,338	50,625	106,896	92,946

Operating income	6,427	6,683	11,621	11,593

Interest expense	(685)	(660)	(1,089)	(1,256)
Other income	(19)	(62)	89	(44)

	(704)	(722)	(1,000)	(1,300)

Income from continuing operations before income taxes and minority interest	5,723	5,961	10,621	10,293
Provision for income taxes	2,135	2,344	3,901	3,900

Income from continuing operations before minority interest	3,588	3,617	6,720	6,393
Minority interest	96	—	132	—

Income from continuing operations	3,684	3,617	6,852	6,393

Discontinued operations:
Loss from discontinued operations	62	(1,055)	2	(1,009)
Gain on sale of discontinued operations	—	560	—	560

	62	(495)	2	(449)

Net income	$3,746	$3,122	$6,854	$5,944

Diluted earnings per common share:
Net income	$0.14	$0.12	$0.26	$0.23

Diluted weighted average common shares outstanding:	26,896,334	26,032,726	26,764,339	26,002,752

METALICO, INC.
SELECTED HISTORIAL FINANCIAL DATA (CONTINUED)
(UNAUDITED)
($ thousands, except per share data)

	June 30,	December 31,
	2007	2006
Assets:

Current Assets	$74,558	$45,967
Property Plant & Equipment, net	33,969	29,214
Intangible and Other Assets	51,798	43,226

Total Assets	$160,325	$118,407

Liabilities & Stockholders’ Equity:

Current Liabilities	$24,044	$22,072
Debt & Other Long Term Liabilities	16,008	17,896

Total Liabilities	40,052	39,968
Minority Interest	4,617	4,726
Stockholders’ Equity	115,656	73,713

Total Liabilities & Stockholders’
Equity	$160,325	$118,407

Non-GAAP Financial Information

Reconciliation of Non-GAAP EBITDA and Net Income

When the Company uses the term “EBITDA,” the Company is referring to earnings before interest, income taxes, depreciation, amortization, other income and expense and discontinued operations. The Company presents EBITDA because it considers it an important supplemental measure of the Company’s performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Metalico’s industry. The Company also uses EBITDA to determine its compliance with some of the covenants under its credit facility. EBITDA is not a recognized term under generally accepted accounting principles in the United States (“GAAP”), and has limitations as an analytical tool. You should not consider it in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with GAAP. Other companies in the Company’s industry may calculate EBITDA differently from how the Company does, limiting its usefulness as a comparative measure. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of its business. The following table reconciles EBITDA to net income:

	Three Months
	Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006
	(UNAUDITED)
	($thousands)
EBITDA	$7,810	$7,759	$14,246	$13,706
Less: Interest expense	685	660	1,089	1,256
Stock based Compensation	108	88	217	174
Provision (credit) for federal and state income taxes	2,135	2,344	3,901	3,900
Depreciation and amortization	1,179	988	2,276	1,939
Other (income) expense	19	62	(89)	44
Discontinued operations, net	(62)	495	(2)	449

Net income	$3,746	$3,122	$6,854	$5,944